Exhibit

Sub-Item 77D  - Policies with respect to Security
Investments

Pursuant to an exemptive order received from the Securities and Exchange Commission in August 2001, each Fund comprising MPAM Funds Trust may invest its uninvested cash reserves, or cash it receives as collateral from borrowers of its portfolio securities in connection with the Fund's securities lending program, in shares of one or more registered money market funds advised by The Dreyfus Corporation, of which each Fund's investment adviser, MPAM Advisers, is a division. Such investments may be in excess of the limitations imposed under the Investment Company Act of 1940, as amended, except that a Fund's aggregate investment of uninvested cash reserves in such money market funds may not exceed 25% of its total assets.


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Sub-Item 77M
Mergers

I. During the period ended February 28, 2002,
MPAM Small Cap Stock Fund (the "Acquiring Fund"), a series of MPAM Funds Trust (the "Trust"), was the surviving entity of a reorganization with Dreyfus
Disciplined Smallcap Stock Fund (the "Acquired Fund"), a series of The Dreyfus/Laurel Funds, Inc ("Dreyfus/Laurel").

      In connection with such reorganization, Dreyfus/Laurel, on behalf of the Acquired Fund, the Trust, on behalf of the Acquiring Fund, and The Dreyfus Corporation ("Dreyfus"), as investment adviser to the Acquired Fund, and through MPAM Advisers, a division of Dreyfus, to the Acquiring Fund, received an exemptive order pursuant to Section 17(b) of the Investment Company Act, as amended (the "Act") from the provisions of Section 17(a) of the Act, as described in Investment Company Act Release No. 25154 dated
September 12, 2001.

      On April 26, 2001 and May 9, 2001, the Acquired
Fund's Board and the Trust's Board, respectively, approved an Agreement and Plan of Reorganization (the "Plan") providing for the transfer of all assets, subject to liabilities, of the Acquired Fund in exchange for Acquiring Fund shares having an aggregate net asset value of the Acquired Fund shares as described below (the "Exchange").

      At a Special Meeting of Shareholders of the Acquired
Fund held on September 25, 2001, shareholders of the Acquired Fund voted to approve the Plan. The votes of the Acquiring Fund shareholders were not solicited since their approval or consent was not necessary for the Exchange.

      After the close of business on October 26, 2001, the Exchange was consummated with respect to the Plan. Shareholders of the Acquired Fund who were Mellon Private
Asset Management clients that maintained qualified fiduciary, custody or other accounts with Mellon Bank, N.A. or Boston
Safe Deposit and Trust Company, or their bank affiliates (collectively, "MPAM Clients"), received MPAM shares of the Acquiring Fund, and non-MPAM Clients received
Investor shares of the Acquiring Fund, in each case in an amount equal to the aggregate net asset value of their respective investment in the Acquired Fund at the time of the Exchange. The Acquired Fund distributed such Acquiring
Fund shares among its shareholders, and thereafter the Acquired Fund was dissolved.

II. During the period ended February 28, 2002, MPAM Bond
Fund (the "Acquiring Fund"), a series of MPAM Funds Trust
(the "Trust"), was the surviving entity of a reorganization with Dreyfus Disciplined Intermediate Bond Fund (the "Acquired Fund"), a series of The Dreyfus/Laurel Funds, Inc ("Dreyfus/Laurel").

      In connection with such reorganization, Dreyfus/Laurel, on behalf of the Acquired Fund, the Trust, on behalf of the Acquiring Fund, and The Dreyfus Corporation ("Dreyfus"), as investment adviser to the Acquired Fund, and through MPAM Advisers, a division of Dreyfus, to the Acquiring Fund, received an exemptive order pursuant to Section 17(b) of the Investment Company Act, as amended (the "Act") from the provisions of Section 17(a) of the Act, as described in Investment Company Act Release No. 25153 dated
September 12, 2001.

      On April 26, 2001 and May 9, 2001, the Acquired
Fund's Board and the Trust's Board, respectively, approved an Agreement and Plan of Reorganization
(the "Plan") providing for the transfer of all assets, subject to liabilities, of the Acquired Fund in exchange for Acquiring Fund shares having an aggregate net asset value of the Acquired Fund shares as described below (the "Exchange").

      At a Special Meeting of Shareholders of the Acquired Fund held on September 25, 2001, shareholders of the Acquired Fund voted to approve the Plan. The votes of the Acquiring Fund shareholders were not solicited since their approval or consent was not necessary for the Exchange.

      After the close of business on October 26, 2001, the Exchange was consummated with respect to the Acquiring
Fund. Holders of Investor shares of the Acquired Fund received Investor shares of the Acquiring Fund, and holders of Restricted shares of the Acquired Fund received MPAM shares of the Acquiring Fund, in each case in an amount equal to the aggregate net asset value of their respective investment in the Acquired Fund at the time of the Exchange. The Acquired Fund distributed such Acquiring
Fund shares among its shareholders, and thereafter the Acquired Fund was dissolved.


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Sub-Item 77O -- Transactions effected pursuant to Rule
10f-3

On August 16, 2001, MPAM National Intermediate Municipal
Bond Fund (the "Fund"), a series of MPAM Funds Trust
(the "Trust"), purchased, at slightly above par value, the following bonds (the "Bonds") in the amount noted:

Massachusetts State Consolidated Loan, 4.75% Bonds due December 1, 2010 -$1,500,000.
The Fund purchased its share of the Bonds through Salomon Smith Barney Inc., the lead member of the underwriting syndicate which offered the Bonds to investors (the "Underwriting Syndicate"), and designated that certain members of the Underwriting Syndicate provide the portion of the Bonds to the Fund in accordance with the following allocation:

Salomon Smith Barney Inc.                  50%
Bear, Stearns & Co. Inc.                    4%
J. P. Morgan Securities Inc.                4%
Lehman Brothers                            10%
UBS PaineWebber Inc.                        5%
Advest, Inc.                                3%
CIBC World Markets                        2.5%
Corby North Bridge Securities               3%
First Albany Corporation                    3%
Merrill Lynch & Co.                         4%
Morgan Stanley                              4%
State Street Capital Markets, LLC          25%
Tucker Anthony Inc.                       2.5%

(each, a "Syndicate Member"). Such allocation applied to the Fund's purchase of the Bonds in the aggregate, each of which was made from each Syndicate Member's own account. Mellon Financial Markets LLC, an affiliate of the Fund, was a member of the Underwriting
Syndicate; however, it received no benefit in connection with the Fund's transaction.

The Fund paid a commission of 1/2 basis point per Bond purchased, which was allocated pro rata among the Syndicate Members in accordance with the percentages shown above. No other member of the Underwriting Syndicate received any economic benefit from the Fund's purchase of the Bonds.

      The following is a list of the members of the Underwriting Syndicate:

Salomon Smith Barney Inc.
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
J.P. Morgan Securites Inc.
Lehman Brothers
UBS PaineWebber Inc.
Advest, Inc.
A.G. Edwards & Sons, Inc.
CIBC World Markets
Corby North Bridge Securities
Dain Rauscher Incorporated
Fahnestock & Co. Inc.
First Albany Corporation
H.C. Wainwright & Co., Inc.
Janney Montgomery Scott LLC.
Mellon Financial Markets LLC
Merrill Lynch & Co.
Morgan Stanley
Prudential Securities
Quick & Reilly, Inc.
Ramirez & Co., Inc.
Raymond James & Associates, Inc.
State Street Capital Markets, LLC
Tucker Anthony Inc.

      Accompanying this statement are materials presented to the Trust's Board of Trustees, which ratified the Fund's purchase of the Bonds as being in compliance with the Trust's Rule 10f-3 Procedures, at the Fund's Board meeting held on December 4, 2001.


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TO:         The Board of Trustees of
            MPAM Funds Trust

FROM:       Jeff Prusnofsky

RE:         Review of Compliance with
            Rule 10f-3 Procedures

DATE:       November 20, 2001

******************************************************
      The following constitutes the required report of the purchase of a security that was effected by MPAM National
Intermediate Municipal Bond Fund (the "Fund") pursuant to procedures as prescribed by Rule 10f-3 under the Investment Company Act of 1940, as amended
(the "1940 Act"), during the period
August 1, 2001 through October 31, 2001.

      Rule 10f-3 under the 1940 Act exempts certain purchases of securities by a registered investment company that are otherwise prohibited under
Section 10(f).

      Section 10(f) prohibits any Dreyfus-sponsored fund from acquiring securities if an affiliated person of a fund, including Mellon Financial Corporation or any of its affiliates and subsidiaries, concurrently is acting as a principal underwriter in connection with the offering of such securities to others.
The foregoing restriction applies even if the purchase is actually made from an underwriter unaffiliated with the fund. This provision of the 1940 Act was designed to prevent an underwriter affiliated with a fund from "dumping" otherwise unmarketable securities on the fund.

      Under certain conditions, however, Rule 10f-3 provides an exemption from the prohibitions of
Section 10(f). Rule 10f-3 permits a fund to purchasesecurities that would otherwise violate
Section 10(f) if, among other
things:

1.    the securities are registered under the Securities
Act of 1933, or are municipal securities, certain
Rule 144A securities, or certain foreign offerings;

2. the securities are purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities, and if the securities are offered for subscription upon exercise of rights, the securities are purchased on or before the fourth day preceding the day on which the rights of offering terminate;

3.    the securities are offered pursuant to
a firm commitment underwriting;

4. the commission, spread or profit received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a comparable period of time;

5. the issuer of the securities has been in continuous operation for not less than three years with respect to securities that are part of an issue resgistered under the Securities Act of 1933, as amended, that was offered to the public or purchased pursuant to a qualifying foreign or Rule 144A offering, or, with respect to municipal securities, the issuer meets certain rating requirements described in Rule 10f-3;

6. the amount of securities of any class of such issue purchased by the fund, or by two or more funds having the same investment adviser, does not exceed 25% of the principal amount of the offering of such class; and

7. the securities are purchased from a member of the syndicate other than the affiliated underwriter.
A portfolio manager of the Fund has completed the attached report and has informed us that the transaction complies with the Fund's Rule 10f-3
Procedures. The Procedures state that the Board must determine that any transactions engaged in by the Fund pursuant to Rule 10f-3 have been effected in compliance with the Procedures adopted by the Board with respect to such transactions.
A copy of the Procedures previously adopted by the Board pursuant to Rule 10f-3 is contained in the materials of the Board Meeting held on September 5, 2000.

      We will discuss the transaction at the upcoming
Board meeting.

REPORT OF PURCHASE OF SECURITIES
IN COMPLIANCE WITH RULE 10F-3

This report must be completed on the date of purchase and must be provided promptly to the portfolio management department head and to the legal department. Any changes to the information provided herein must be reported immediately to each of these departments.

1.    Name of Dreyfus/MPAM Fund: MPAM NATIONAL
                                 INTERMEDIATE
                                 MUNICIPAL FUND

2.    Total Net Assets of Fund:  $471,832,883.18

3.    Type of Security:           MUNICIPAL BOND

4.    Description of Security Purchased: MASSACHUSETTS
                                         STATE G.O. CONS.
                                         LN.-SERC.

5.    Purchased per Firm Commitment Underwriting? YES

6.    Security Rating:              Aa2/AA-/AA-

7.    Name of Underwriting Syndicate
      Dealer Effecting Transaction: SALOMON SMITH BARNEY

8.    Name of Affiliated Underwriter in
      Underwriting Syndicate:  MELLON FINANCIAL MARKETS LLC.

9.    Issue Size:             $932,090,000

10.   Amount Purchased by Fund:     $3,000,000

11.   Percentage of Principal Amount
      of Offering Purchased by Fund
      (not to exceed 25% of offering with respect
      to all Dreyfus-managed funds):       .3%

12.   Amount Purchased as a Percentage of
      Fund Assets:                         .6%

13.   Purchase Price of Securities
      (if at par, so state):          $104,645

14.   Commission/Spread Received by
      Principal Underwriters:           1/2

15. Were the Securities purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of the Securities in that offering or any concurrent offering of the Securities (except, with respect to the purchase of any eligible foreign offering, for any rights to purchase that were required by law to be granted to existing security holders of the issuer)? YES . If the Securities were offered for subscription upon exercise of rights, were the Securities purchased on or before the fourth day preceding the day on which the rights offering terminated? N/A

16. If the Securities were part of an issue registered under the Securities Act of 1933, as amended, that was offered to the public, or was purchased pursuant to an eligible foreign or Rule 144A offering, was the issuer of the Securities in continuous operation for not less than three years, including the operations of any predecessors? N/A

17. Was the commission, spread or profit received or to be received by the principal underwriters of the Securities reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities being sold during a comparable period of time? YES

18. Did the Fund's purchase of the Securities benefit any underwriter affiliated with the Fund directly or indirectly or, with respect to any eligible municipal securities, was it designated as a "group sale" or otherwise allocated to the affiliated underwriter's account? No

/s/Kristin D. Lindquist             Purchase Date: 8/16/2001
Portfolio Manager